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                                                                       EXHIBIT 5

                      Letterhead of Hughes & Luce, L.L.P.

                                 July 15, 1999


Wal-Mart Stores, Inc.
702 S.W. 8th Street
Bentonville, Arkansas 72716

Ladies and Gentlemen:

        We have acted as special counsel to Wal-Mart Stores, Inc., a Delaware corporation (the "Company"), in connection with the Company's shelf registration of $10,000,000,000 principal amount of its debt securities (the "Securities") pursuant to a Registration Statement on Form S-3 (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on July 15, 1999 under the Securities Act of 1933, as amended (the "Act"). The Securities are to be issued pursuant to an indenture, dated as of April 1, 1991, that was supplemented by a supplemental indenture, dated as of September 9, 1992 (the indenture and supplemental indenture, collectively the "Indenture"), between the Company and The First National Bank of Chicago, as trustee.

        In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as photostatic, conformed, notarized or certified copies.

        Based on the foregoing, we are of the opinion that the Securities have been duly authorized and, when the Registration Statement has become effective, the specific terms of a particular series of the Securities have been established in accordance with the Indenture and each Security in the particular series of the Securities has been duly executed, authenticated, issued and delivered in accordance with the Indenture against payment therefor, that Security will be legally issued and will constitute the valid and legally binding obligation of the Company in accordance with its terms.

        In connection with our opinion above, we have assumed that at or prior to the time of delivery of each Security, the authorization of the Securities and the series of the Securities to which that Security belongs will be applicable to that Security, will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity or enforceability of that Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of that Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding on the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

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        This opinion may be filed as an exhibit to the Registration Statement.
We also consent to the reference to this firm as having passed on the validity of the Securities under the caption "Validity of the Notes" and "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ Hughes & Luce, L.L.P.